Exhibit 99.1

ESSEX RENTAL CORP. ANNOUNCES CORPORATE GOVERNANCE CHANGES AND COST SAVINGS
COMPANY WILL REALIZE OVER $500,000 IN ANNUAL SAVINGS

BUFFALO GROVE, Ill.--(BUSINESS WIRE) -- Essex Rental Corp. (Nasdaq: ESSX) ("Essex" or the "Company") today announced a number of changes aimed at maintaining strong corporate governance practices and reducing corporate expenses.

Nick Matthews, Essex's Chief Executive Officer, stated, "The steps that the Board has taken are consistent with our commitment to maintain strong corporate governance practices and reduce costs, and will further align our Company's leadership with the interests of our investors. We anticipate realizing approximately $500,000 in annualized cost savings as a result of these changes."

The following changes have been made as a result of investor feedback and our own continuing corporate governance assessment and review:

•	The Strategic Planning and Finance Committee has been disbanded;

•	The agreement with Hyde Park Real Estate, LLC to lease office space in New York City will not be renewed;

•	The number of directors comprising the Board has been reduced from six to five for the foreseeable future, subject to continuing evaluation of the Board's needs and composition;

•	Compensation to Board members will be paid half in common stock and half in cash, rather than all cash as has been the historical practice; and

•	The Board has elected Bill Fox to chair both the Nominating and Governance Committee and the Compensation Committee.

The Company also announced that it has determined to not continue to pursue a sale or other strategic alternative for its operating subsidiary, Essex Crane Rental Corp., at the present time. Mr. Matthews noted, “We continue to execute on our operating initiatives and the Board remains dedicated to evaluating every available option to maximize stockholder value. However, after reviewing market feedback assembled by our financial advisor, RBC Capital Markets ("RBC"), the Board has elected not to continue the strategic evaluation process with RBC with respect to Essex Crane or the Company as a whole. The information we received during this process has been valuable and the Board intends to maintain an ongoing dialogue with RBC.”

About Essex Rental Corp.
Essex, through its subsidiaries, is one of North America's largest providers of rental and distribution for mobile cranes (including lattice-boom crawler cranes, truck cranes and rough terrain cranes), self-erecting cranes, stationary tower cranes, elevators and hoists, and other lifting equipment used in a wide array of construction projects. In addition, the Company provides product support including installation, maintenance, repair, and parts and services for equipment provided and other equipment used by its construction industry customers. With a large fleet, consisting primarily of cranes, as well as other construction equipment and unparalleled customer service and support, Essex supplies a wide variety of innovative lifting solutions for construction projects related to power generation, petro-chemical, refineries, water treatment and purification, bridges, highways, hospitals, shipbuilding, offshore oil fabrication and industrial plants, and commercial and residential construction.

Forward Looking Statements
Some of the statements in this press release and other written and oral statements made from time to time by Essex and its representatives are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, without limitation, statements regarding strategic initiatives pursued by Essex, and the possible effects of any reconstitution of, or additions to, the Board of Directors of the Company. These statements also include statements of Essex's intent and belief or current expectations of Essex and its management team and may be identified by the use of words like "anticipate", "believe", "estimate", "expect", "intend", "may", "plan", "will", "should", "seek", the negative of these terms or other comparable terminology. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements. Important factors that could cause actual

Exhibit 99.1

results to differ materially from Essex's expectations include, without limitation, the continued ability of Essex to successfully execute its business plan, the possibility of a change in demand for the products and services that Essex provides, intense competition which may require us to lower prices or offer more favorable terms of sale, our reliance on third party suppliers, our indebtedness which could limit our operational and financial flexibility, global economic factors including interest rates, general economic conditions, geopolitical events and regulatory changes, our dependence on our management team and key personnel, as well as other relevant risks detailed in our Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission and available on our website, www.essexrentalcorp.com. The factors listed here are not exhaustive. Many of these uncertainties and risks are difficult to predict and beyond management's control. Forward-looking statements are not guarantees of future performance, results or events. Essex assumes no obligation to update or supplement forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results or financial conditions, or otherwise.

CONTACT:

Essex Rental Corp.

Kory Glen
Chief Financial Officer
(847) 215-6522 / kglen@essexrental.com
OR
Patrick Merola
Manager of Investor Relations
(847) 215-6514 / pmerola@essexrental.com